Exhibit 10.1

PERSONAL AND CONFIDENTIAL

VIA HAND DELIVERY

January 11, 2016

Jaye Pickarts

____________________

____________________

RE:

Amendment to Employment Agreement between Rare Element Resources, Inc., and Jaye T. Pickarts dated March 1, 2011 (the “Employment Agreement”)

Jaye,

This letter agreement confirms a change to your Employment Agreement referenced above as of January 11, 2016.  As you are aware, the Board of Directors (the “Board”) has instructed the Company to achieve certain objectives, including seeking strategic partners and raising additional capital, in early 2016 and your commitment and involvement in those objectives is deemed key to our success. Given other cost conservation measures, including reduction in personnel, we anticipate your involvement as the Company’s Chief Operating Officer to continue to be full time, through at least March 31, 2016, however, cost reduction is critical to our success.

You have agreed to amend your Employment Agreement to reduce any potential future benefit payable under the agreement by the amount of your salary paid from January 1 through March 31 in 2016.  This would mean that should you have a qualifying termination in 2016, your benefit under section 9.2 of the Employment Agreement would be reduced by 1/12 per month for each of the first three months you remain employed into 2016.  The above reduction in benefit would be under section 9.2 only, and does not reduce any potential benefit should there be a qualifying termination under section 9.5 regarding a termination on or after a change in control.  If market conditions improve and the Company is able to advance the Bear Lodge project in a material way after the first quarter of 2016 as determined by the Board, the severance benefit under section 9.2 will not be reduced by the salary you were paid in 2016.

It is currently expected your on-going employment at your current full salary would be evaluated further by the end of March 2016.

225 Union Blvd, Suite 250

P:  720-278-2460

Lakewood, CO  80228

F:  720-278-2490

If, for any reason, you should choose to voluntarily leave the Company’s employment, or leave for a reason other than a qualifying termination at any time, you would not be eligible for any severance as defined by the Employment Agreement. All other terms in your Employment Agreement remain unaltered by this letter agreement.

Jaye, we are pleased that you have confirmed your on-going commitment to the key objectives of the Company at this important time.  Your employment at-will with the Company is in no way altered by this letter agreement, however, it is our intention to accept your personal commitment to be a part of our go-forward team in early 2016 for the benefit of our shareholders.  Please sign below your acceptance of this amendment.  Together, we look forward to achieving our key objectives in 2016.

Kind Regards,

/s/ Randall J. Scott

Randall J. Scott

President and Chief Executive Officer

Accepted and Agreed on this18th day of January, 2016.

/s/ Jaye T. Pickarts

Jaye T. Pickarts

225 Union Blvd, Suite 250

P:  720-278-2460

Lakewood, CO  80228

F:  720-278-2490

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